Exhibit 99.1

ROSEHILL RESOURCES INC. ANNOUNCES APPOINTMENT OF GARY C. HANNA AS INTERIM

PRESIDENT AND CHIEF EXECUTIVE OFFICER

HOUSTON, September 4, 2018 /Globe Newswire/ — Rosehill Resources Inc. (“Rosehill” or the “Company”) (NASDAQ: ROSE, ROSEW, ROSEU) today announced that the Chairman of the Company’s board of directors, Gary C. Hanna, has been appointed to also serve as the interim President and Chief Executive Officer of the Company and its sole subsidiary, Rosehill Operating Company, LLC, effective immediately and until the search for a new President and CEO is complete. Mr. Hanna succeeds J. A. (Alan) Townsend, the Company’s prior President and Chief Executive Officer. The Company previously announced Mr. Townsend’s retirement in April 2018.

Mr. Hanna said, “I would like to again thank Alan for his dedicated service to Rosehill and wish him well in his retirement. I know the Company very well and am thrilled to assume the role of Interim President and CEO. I look forward to working closely with the management team to help capitalize on the opportunities ahead. Our search for a permanent President and CEO is well underway and we are actively engaged with several attractive candidates. We expect to complete the search soon and will announce the results at that time.”

With 30 years of experience in the energy industry, Mr. Hanna has a proven track record of successfully leading exploration and production companies. Mr. Hanna previously served as the Chief Executive Officer of KLR Energy, one of the predecessors of the Company, between September 2015 and April 2017. Mr. Hanna served as the Chief Executive Officer of EPL Oil & Gas, Inc., or EPL, a publicly-traded company that was acquired by Energy XXI in June 2014. Mr. Hanna is currently the chairman of the board of directors of Energy XXI Gulf Coast, Inc., a position he has held since April 2018.

About Rosehill Resources Inc.

Rosehill Resources Inc. is an oil and gas exploration company with producing assets in Texas and New Mexico with its investment activity focused in the Delaware Basin portion of the Permian Basin. The Company’s strategy for growth includes the organic development of its two core acreage areas in the Northern Delaware Basin and the Southern Delaware Basin, as well as focused acquisitions in the Delaware Basin.

Contact Information:

Gary C. Hanna	Craig Owen
Chairman of the Board, Interim President and Chief Executive Officer	Chief Financial Officer 281-675-3400
281-675-3400

John Crain

Senior Manager, Finance and Investor Relations

281-675-3493